RYAN'S FAMILY STEAK HOUSES, INC.
                   JULY SALES INFORMATION

                      -----------------

Ryan's   Family  Steak  Houses,  Inc.  (NASDAQ:RYAN)   today
announced that same-store sales for the 5-week period  ended
August 5, 1998 ("July") increased by 4.3%.  Details follow:

                                       July 1998
                                      (Unaudited)

  Total sales                       $65,670,000
  Increase from prior year                  +8%

  Average unit sales:
  Same-store (open at least 18 mos.)      +4.3%
  All-store (all Ryan's units)            +3.8%


At  August  5,  1998,  the Company owned  and  operated  278
Ryan's.

The Company's next accounting period consists of 4 weeks, ending on September 2, 1998.